Exhibit 10.26

THIRD AMENDMENT AGREEMENT

THIRD AMENDMENT AGREEMENT (this “Agreement”) dated as of November 6, 2003 by and between Moore Medical Corp. (the “Borrower”) and Fleet Capital Corporation (the “Lender”) with respect to a certain Loan and Security Agreement dated as of January 26, 2001 by and between the Borrower and the Lender, as amended by an Amendment Agreement dated as of March 27, 2003 and a Second Amendment Agreement dated as of August 8, 2003 (as amended from time to time, the “Loan Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender agree to amend certain provisions in the Loan Agreement, and the Lender has agreed with the Borrower to amend the Loan Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1. Definitions. Capitalized terms used herein without definition that are defined in the Loan Agreement shall have the same meanings herein as therein.

§2. Ratification of Existing Agreements. The Borrower acknowledges and agrees that the Borrower does not have any defense, offset, counterclaim, or right of recoupment of any kind with respect to any of the Borrower’s obligations and liabilities to the Lender evidenced by or arising under the Loan Agreement, the Revolving Credit Note, and/or any of the other Loan Documents, including without limitation the Obligations.

§3. Representations and Warranties. The Borrower represents and warrants to the Lender that all of the representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true in all material respects on the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.

§4. Conditions Precedent. The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent:

(a) Representations and Warranties. All of the representations and warranties made by the Borrower herein, whether directly or incorporated by reference, shall be true and correct on the date hereof.

(b) Performance; No Event of Default. The Borrower shall have performed and complied in all respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Default or Event of Default.

(c) Corporate Action. All requisite corporate action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and all other instruments and documents delivered by the Borrower in connection therewith shall have been duly and effectively taken.

(d) Delivery. The Borrower and the Lender shall have executed and delivered this Agreement.

(e) Fee. The Borrower shall have paid to the Lender an amendment fee in the amount of $30,000.

§5. Amendments to the Loan Agreement.

(a) Amendment and Restatement of Certain Definitions. The following definitions in Appendix A to the Loan Agreement are amended and restated in their entirety to read as follows:

Applicable Margin – For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin with respect to each Revolving Credit Loan and with respect to the Unused Line Fee shall be the applicable percentage set forth below with respect thereto, based upon the Pricing Tier determined as set forth below with respect to the applicable average daily amount of Availability during the fiscal quarter immediately preceding such Adjustment Date and the EBITDA of the Borrower, determined on a Pro Forma Basis as of the end of the fiscal quarter of the Borrower immediately preceding such Adjustment Date for the four most recent fiscal quarters then ended:

Pricing Tier	EBITDA
Average Availability	< $3,500,000	≥ $3,500,000 but < $5,500,000	≥ $5,500,000
> $6,000,000	Tier 3	Tier 2	Tier 1
≤ $6,000,000	Tier 3	Tier 2	Tier 2

The Applicable Margin associated with a Pricing Tier level is outlined in the following Grid:

Pricing Tier	Base Rate Portion		LIBOR Portion		Unused Line Fee (p.a.)
3	0.25	%.	2.00	%.	0.30%.
2	0.00%		1.75	%.	0.25%
1	-0.25	%.	1.50	%.	0.20%

Notwithstanding the foregoing, if the Borrower fails to deliver any Compliance Certificate when due pursuant to subsection 7.1.3 of the Agreement, then for the period commencing on the date such Compliance Certificate was due through the date such failure has been cured to Lender’s satisfaction or waived by Lender, the Applicable Margin shall be that percentage corresponding to Pricing Tier 3 in the table above.

Revolving Credit Maturity Date – June 30, 2006.

Subordinated Debt - unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a subordination agreement or by another written instrument containing subordination provisions in form and substance approved by the Lender in writing.

(b) Amendment of Definition of Permitted Acquisition – Clause (v) of the definition of Permitted Acquisition in Appendix A to the Loan Agreement is amended by deleting the word “EBIT” and substituting “EBITDA” therefor, and clause (i) of the definition of Permitted Acquisition in Appendix A to the Loan Agreement is amended and restated in its entirety to read as follows:

(i) when added to all prior Permitted Acquisitions during the twelve month period ending on the date of such acquisition, (x) no more than two Permitted Acquisitions shall have occurred during such twelve month period, (y) the aggregate purchase price for the proposed acquisition and all such other acquisitions during such twelve month period shall not exceed $2,000,000, except for amounts payable in common stock of Borrower or which constitutes Subordinated Debt, and (z) the amount of such Subordinated Debt shall not exceed $5,000,000 at any time;

(c) New Definition – The following definition is added in alphabetical order to Appendix A to the Loan Agreement:

EBITDA – as defined in Schedule 7.3.

(d) Deletion of Definitions – The definitions of VA Debt, VA Letter of Credit, and Podiatry Online Subordinated Debt are deleted from Appendix A to the Loan Agreement.

(e) Amendments of Schedule 7.3 – Schedule 7.3 to the Loan Agreement is amended as follows:

(i) Paragraph 3 of Schedule 7.3 is amended and restated in its entirety to read as follows:

3. Minimum EBITDA. Borrower will not permit EBITDA (as defined below) to be less than (i) $1,100,000 for the fiscal quarter ended September 30, 2003; (ii) $2,100,000 for the two fiscal quarters ending December 31, 2003; (iii) $2,800,000 for the three fiscal quarters ending March 31, 2004; (iv) $3,700,000 for the four fiscal quarters ending June 30, 2004; (v) $3,800,000 for the four fiscal quarters ending September 30, 2004; (vi) $3,900,000 for the four fiscal quarters ending

December 31, 2004; (vii) $4,200,000 for the four fiscal quarters ending March 31, 2005; (viii) $4,500,000 for the four fiscal quarters ending June 30, 2005; (ix) $4,900,000 for the four fiscal quarters ending September 30, 2005; or (x) $5,200,000 for the four fiscal quarters ending December 31, 2005 or for any period of four fiscal quarters ending thereafter.

(ii) The following definitions are added in alphabetical order to the definitions in Schedule 7.3 to the Loan Agreement:

EBITDA – With respect to the Borrower for any period, the Consolidated net income of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, after all expenses and other proper charges, plus, without duplication and to the extent deducted from the calculation of Consolidated net income for such period (a) payment or provision for any income taxes for such period, (b) interest expense for such period, (c) depreciation and amortization expenses for such period, and (d) with respect to the calculation of EBITDA for the fiscal quarters ending prior to September 30, 2004, write-offs of Pre-2003 Accounts taken during the fiscal quarter ending September 30, 2003 in an aggregate amount not to exceed $391,020, minus (d) the sum of (i) any gain or loss from the sale of capital assets; (ii) any gain arising from any write-up of assets; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) net earnings of any business entity (other than a Subsidiary of Borrower) in which Borrower or a Subsidiary has an ownership interest unless such net earnings shall have actually been received by Borrower in the form of cash distributions; (v) the earnings of any Person to which any assets of Borrower or any Subsidiary shall have been sold, transferred or disposed of, or into which Borrower or any Subsidiary shall have merged, or been a party to any other form of reorganization, prior to the date of such transaction; (vi) any gain arising from the acquisition of any Securities by Borrower or any Subsidiary; and (vii) any gain arising from extraordinary or non-recurring items.

Pre-2003 Accounts Receivable – Accounts that arose on or prior to December 31, 2002.

(iii) The following definition in Schedule 7.3 to the Loan Agreement is amended and restated in its entirety to read as follows:

Leverage Ratio – the ratio of (a) Consolidated Total Liabilities to (b) Consolidated Tangible Net Worth.

(f) Amendment of Section 7.1.1 of Loan Agreement – The following sentence is added to the end of Section 7.1.1 of the Loan Agreement:

Up to one inspection permitted by this Section 7.1.1 shall be at the expense of the Borrower during each fiscal year of the Borrower, provided that, (a) such limit shall not apply with respect to inspections during the continuance of any Default, and all inspections conducted during the continuance of a Default shall be at the expense of the Borrower, and (b) at any time that the average daily amount of Availability for a period of 30 days is equal to or less than $6,000,000 or the EBITDA of the Borrower for its most recent four fiscal quarters was less than $5,500,000, the Borrower shall, until the average daily amount of Availability is thereafter greater than $6,000,000 for a period of 30 days and the EBITDA of the Borrower for its most recent four fiscal quarters was at least $5,500,000, pay for all inspections permitted by this Section 7.1.1, provided that, except with respect to inspections during the continuance of a Default, the Borrower shall not be required to pay for more than three inspections during any fiscal year.

(g) Amendments of Section 7.1.3 of Loan Agreement – Clause (v) of Section 7.3 of the Loan Agreement is amended and restated in its entirety to read as follows:

(v) (A) not later than 30 days after the end of each month, including the last month of Borrower’s fiscal year, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower’s fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting, in all material respects, the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes,

(B) not later than 20 days after the end of each month, (x) an accounts receivable aging schedule, accounts payable aging schedule, and detailed inventory report (each of the foregoing to be provided electronically), and (y) updated Borrowing Base and collateral certificates and accounts receivable and Revolving Credit Loan reconciliation reports, all such reports referred to in this clause (B) to be in form and detail reasonably satisfactory to the Lender, provided that, at any time that the average daily amount of Availability for a period of 30 days is equal to or less than $6,000,000, the Borrower shall, until the average daily amount of Availability is thereafter at least $6,000,000 for a period of 30 days, in addition to providing the reports referred to in this clause (B) within 20 days after the end of each month, provide such reports at such additional times as may be requested from time to time by Lender, and

(C) promptly, as and when requested by Lender, a physical appraisal of the inventory of the Borrower and its Subsidiaries, prepared at the expense of the Borrower by an appraiser acceptable to Lender, provided that (1) Lender will only have the right to request such an appraisal at a time that the average daily amount of Availability is less than $6,000,000 for a period of 30 days, and (2) except during the continuance of an Event of Default, Lender shall only have the right to request one such appraisal in any fiscal year;

(h) Amendment of Section 7.2.3 of Loan Agreement – Clauses (vi), (vii), (viii), and (ix) of Section 7.2.3 of the Loan Agreement are amended and restated in their entirety as follows:

(vi) Intentionally Omitted;

(vii) unsecured Indebtedness of any wholly-owned Subsidiary of Borrower that is a Guarantor;

(viii) Intentionally Omitted;

(ix) Subordinated Debt in an aggregate amount not to exceed $5,000,000 at any time;

(h) Amendment of Section 7.2.18 of Loan Agreement – Section 7.2.18 of the Loan Agreement is amended and restated in its entirety as follows:

7.2.18 Subordinated Debt. Amend, supplement or otherwise modify the terms of any of the Subordinated Debt or prepay, redeem or repurchase any of the Subordinated Debt.

§6. Expenses.

The Borrower agrees to pay to the Lender upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements and appraisal expenses) incurred or sustained by the Lender in connection with the preparation of this Agreement.

§7. Miscellaneous Provisions.

(a) Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Loan Agreement and the other Loan Documents shall remain the same. The Loan Agreement and the other Loan Documents, each as amended hereby, shall continue in full force and effect, and this Agreement and the Loan Agreement shall be read and construed as one instrument.

(b) This Agreement is intended to take effect under, and shall be construed according to and governed by, the laws of the State of Connecticut, and this Agreement may not be amended except by a writing executed by the Borrower and the Lender.

(c) This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

MOORE MEDICAL CORP.

By:	/s/ John M. Zinzarella
Name: John M. Zinzarella
Title: VP of Finance, Treasurer & CFO

FLEET CAPITAL CORPORATION

By:	/s/ Lisa Freeman
Name: Lisa Freeman
Title: Vice President

The undersigned Guarantor

acknowledges and accepts the foregoing

and ratifies and confirms its obligations

under its Guaranty:

NUMOORE MEDICAL CORP.

By:	/s/ John M. Zinzarella
Its VP of Finance, Treasurer and CFO